                                                                   EXHIBIT 10.34

                         PROFESSIONAL SERVICES AGREEMENT

      This Professional Services Agreement (the "Agreement") is entered into as of September 9, 1999 (the "Effective Date") by and between XCare.net, a Delaware corporation with offices at 6400 S. Fiddler's Green Circle, Englewood, CO 80111, ("XCare.net"), and Asthma Management Company, a corporation with offices at 645 Madison Ave, 12th Floor, New York, NY, 10022 ("Client").

      This Agreement covers the purchase and license of consulting, development and other services from XCare.net, pursuant to orders placed by Client and accepted by XCare.net after the Effective Date. This includes the following Asthma Management objectives: electronic medical records, workflow engines, data warehousing, support, maintenance, hosting services, and the Internet product.

      This Agreement includes the following attachments, which are incorporated herein by this reference:
      Attachment 1 XCare.net Development Services
      Attachment 2 Schedule of Work Deliverables, Project Plan, Fees and Payment Terms
      Attachment 3 Maintenance Agreement
      Attachment 4 Architectural Platform
      Attachment 5 List of Acceptance Criteria
      Attachment 6 Escrow Agreement
      Attachment 7 Hosting Agreement

      Any notice required or permitted under this Agreement will be in writing and delivered to the address set forth below, or to such other notice address as the other party has provided by written notice.

      THIS AGREEMENT, INCLUDING THE ATTACHMENTS LISTED ABOVE, CONSTITUTES THE COMPLETE AND EXCLUSIVE UNDERSTANDING OF THE PARTIES WITH REFERENCE TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PRIOR SALES PROPOSALS, NEGOTIATIONS, AGREEMENTS AND OTHER REPRESENTATIONS OR COMMUNICATIONS, WHETHER ORAL OR WRITTEN. IF THERE IS ANY CONFLICT BETWEEN THE TERMS AND CONDITIONS OF CLIENT'S PURCHASE ORDER (OR ANY OTHER PURCHASE OR SALES DOCUMENT) AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, THIS AGREEMENT SHALL CONTROL. THIS AGREEMENT MAY BE MODIFIED, REPLACED OR RESCINDED ONLY IN WRITING, AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF EACH PARTY.

AGREED:

XCare.net                                Client:

Lorine Sweeney                           -------------------------------------

President & CEO                          -------------------------------------

By:                                      By:
   ----------------------------------       ----------------------------------
(Authorized Signature)                   (Authorized Signature)

-------------------------------------    -------------------------------------
(Printed Name and Title                  (Printed Name and Title)

                                  ATTACHMENT 1

                         XCARE.NET DEVELOPMENT SERVICES

1.    DEFINITIONS

      1.1. "Content" shall mean marketing collateral, data, text, audio files, video files, graphics and other materials provided by Client or developed hereunder for use with the Client Web Site, but excluding the XCare.net Software.

      1.2. "Development Services" shall mean design, development, and set-up services to (i) modify, if necessary, existing XCare.net technology, trade secrets and know-how to produce the XCare.net Software and other elements of the Client Web Site, (ii) produce the client software, (iii) produce the client web site and (iv) provide any other consulting services rendered hereunder as identified in the appropriate schedules ("Schedule(s)") attached hereto.

      1.3. "XCare.net Software" shall mean the architectural platform described in Attachment 3, all computer program code and other results and proceeds of XCare.net's services hereunder (other than Content and Client Software) that are delivered by XCare.net to Client pursuant to this Agreement. Such XCare.net Software shall be provided in object code form that conforms with Extensible Mark-Up Language Standards and the parties will enter into an escrow agreement (Attachment 6) paid for by client.

      1.4. "Client Web Site(s)" shall mean the so-called "web page" site or sites on the World Wide Web, for the public Internet or for corporate intranets or extranets, to be developed or serviced by XCare.net hereunder, as identified in the appropriate Schedule(s).

      1.5. "Client Software" shall mean all computer program code and other results and proceeds of XCare.net's services, excluding the XCare.net platform architecture and associated technical residuals, developed specifically by XCare.net for Client hereunder and paid for by Client. Client Software shall be provided in source code that conforms with Extensible Mark-Up Language Standards.

2.    SERVICES

      2.1. Development Services. XCare.net shall render Development Services in accordance with the requirements set forth in Schedules in the form of mutually agreed upon Project Management Plans that will be created for each Phase of application development. Each Schedule for new services shall be successively numbered (e.g., 1, 2, etc.). Each schedule shall be executed by the parties and shall be subject to the terms and conditions of this Agreement. XCare.net shall provide qualified and trained personnel to render such services and shall use reasonable commercial efforts to meet the delivery schedule set forth in the applicable Schedules. Any additions, deletions or other changes to a Schedule shall be mutually agreed to in writing in advance by both parties and shall be memorialized in a revised Schedule pursuant to the procedure get forth in Section 2.6 below for Change Orders. All services shall be performed at XCare.net's offices unless otherwise agreed by the parties. In the event that services are performed at Client's location, Client shall provide XCare.net at no charge with all necessary facilities and equipment, including without limitation, computer time on Client's computers and office space, sufficient to render the services contemplated hereunder. Client shall deliver to XCare.net all Content selected by Client for incorporation into any Client Web Site in digitized format if available, otherwise hard copies shall be provided in accordance with the delivery schedule set forth in the applicable Schedule(s). In the event that Client fails to deliver the Content in accordance with the delivery schedule, the development schedule shall be extended by the number of days that delivery of the Content was delayed, unless XCare.net notifies Client that this extension will not rectify XCare.net's scheduling interruption resulting from Client's delay and such delay may also result in additional charges to Client, in which case the parties shall mutually agree upon a new delivery schedule and fees with respect to the rendition of the Development Services.

      2.2. Acceptance of Deliverables. Within fifteen (15) calendar days after the delivery to Client of any deliverable pursuant to any Schedule, Client shall provide XCare.net with written notice of any failure of any deliverable to materially conform to the functional specifications set forth in the in the applicable Schedule. XCare.net and Client shall review the objections, and XCare.net will use commercially reasonable efforts to correct any material nonconformities with the functional specifications and provide Client with a revised deliverable within fifteen (15) calendar days. Client shall have deemed to have accepted the deliverable if XCare.net does not receive written notice of Client's objections within said fifteen (15) calendar day period. All deliverables pursuant to any schedule must include a 30 calendar day client beta testing period.

      2.3. Domain Name Registration Services. If domain name registration services are included in the Schedule, XCare.net shall use commercially reasonable efforts to assist Client in registering an Internet domain name selected by Client. Client will be solely responsible for all out-of-pocket costs and all legal clearances regarding name selection and registration.

      2.4. Maintenance Services. XCare.net shall render maintenance services pursuant to the terms and conditions of Attachment 3 Maintenance Agreement. The maintenance and support phase begins after the acceptance of the delivered product.

      2.5. Hosting, Services. If Client desires to purchase hosting services from XCare.net for the Client Web Site, the parties shall execute a Hosting Services Agreement (Attachment 7 Hosting Agreement), and XCare.net shall render hosting services pursuant to the terms and conditions of such agreement.

      2.6. Change Orders. If Client desires to make changes to an existing Schedule, the parties shall mutually agree upon an additional or revised Schedule for each new Change Order. Each such Schedule shall be successively numbered (e.g., LA, 1.B, etc.) and shall be executed by the parties. Any revised Schedule(s) shall be subject to the terms and conditions of this Agreement.

      2.7. Disaster Recovery Plan. XCare.net will provide a disaster recovery plan to the Client by July 1, 2000. This plan will include co-location information, software recovery, data recovery, and a plan outlining the timeframe for disaster recovery. The disaster recovery plan will be implemented by December 31, 2000.

      2.8. Performance Guarantee. Except as may otherwise be provided in the Agreement, credit for lost Services will be issued only for periods, calculated in fifteen (15) minute increments, in excess of two (2) hours in any calendar month. One (8) hour services loss will be permitted in each 6 month service period to allow for potential catastrophic system disruption. Lost services or "Downtime" is deemed to have occurred only if service becomes unusable by Client as a result of failure of XCare.net facilities, equipment or personnel used to provide the Services, and only where the interruption is not the result of (a) negligence or other conduct of Client or its agents, (b) failure or malfunction of any equipment or services not provided by XCare.net, including failure of the internet transport network. Credit shall be calculated by calculating the average hourly rate for XCare.net's services over the prior month and multiplying it times the number of hours of downtime.

            XCare.net's latency guarantee constitutes average round-trip transmissions of three seconds or less between the transit backbone routers (hub routers) in the contiguous U.S. The transatlantic latency guarantee is six seconds or less. The performance guarantees specified do not reflect infringements upon speed as a result of the Internet or connections of the users.

            2.8.1 XCare.net Average Server Response Times. Should the response times stipulated above not be met for a minimum of 30 minutes per day for FIVE consecutive days, then XCare.net will make all necessary additions/modification to the equipment configuration over the next calendar month to bring the response times within their stipulated levels again.

      2.9 XCare.net represents and warrants that all Client Software and XCare.net Software will process dates correctly prior to, during and after the calendar year 2000. This shall include, but not be limited to, century recognition, calculations that accommodate the same century and multi-century formulas and date values, and interface values that reflect the century. In the event that Client becomes aware that the Client Software or XCare.net Software will not or does not process data containing any dates subsequent to the year 1999 correctly, Client shall immediately notify XCare.net of that fact and XCare.net agrees to correct or replace the Client Software or XCare.net Software to eliminate such processing problem in accordance with XCare.net's standard policies, which are available upon request.

            The foregoing is Client's sole and exclusive remedy for breach of warranty. The warranty set forth above is made to and for Client's benefit only. The warranty will apply only if no modification, alteration or addition has been made to the Client Software or XCare.net Software by persons other than XCare.net or XCare.net's authorized representative.

3.    OWNERSHIP AND LICENSE RIGHTS

      3.1. Property Rights and Ownership. The Client Web Site(s) and all other results and proceeds of XCare.net's services hereunder, shall consist of, and shall operate in conjunction with, multiple elements of intellectual property, including without limitation the XCare.net Software and the Client Content. The parties' respective rights to such elements shall be as set forth below. For purposes of this Agreement, the term "ownership" shall refer to ownership of all intellectual property rights including, but not limited to, all patent, copyright, trade secret and trademark rights, as applicable, with respect to the subject intellectual property.


Intellectual Property Elements                                   Ownership/Rights
------------------------------                                   ----------------
Client Content, including all Client Content that           Client has sole ownership.
is modified by XCare.net ("Modified Content") and
HTML files that contain Client Content, and
modifications to Content as a result of Client's
usage of self-authoring tools.

Content created for Client by XCare.net and                 Client has sole ownership.
accepted and paid for by Client, as well as
commissioned Content authored by third parties
specifically for use in connection with this
Agreement and paid for by Client (e.g., original
illustrations or graphics).

Domain name for Client Web Site.                            Client has sole ownership.

Client Software                                             Client has sole ownership. Subject to exclusion
                                                            specified in Section 1.5

Server usage report data/statistics generated by            Client has sole ownership of data/statistics, and
the XCare.net Software in form and substance as             XCare.net has a license pursuant to Section 3.3
set forth in the applicable Schedule or as                  below.
mutually agreed by the parties.

Commercially available third-party software which           Third-parties have ownership, and Client shall be
is incorporated into the XCare.net Software.                informed of all third-party software that Client
                                                            may need to license at Client's own expense.

XCare.net Software provided and/or developed by or          XCare.net has sole ownership of such XCare.net
for XCare.net in connection with this Agreement             Software. Client shall be granted a license to use
for Client.                                                 the XCare.net Software as set forth in Section
                                                            3.2.

XCare.net supplied material developed generally to          XCare.net has sole ownership of such developed
support XCare.net products and/or service                   material. Client shall be granted a license to use
offerings (e.g. httpd configuration).                       the XCare.net Software as set forth in Section 3.2
                                                            below.

      3.2. License to Client. XCare.net grants Client a non-exclusive, non-transferable license to use the XCare.net Software on one or more computers in code version only to operate and display the Client Web Site in order for end users to access the Client Web Site. If the XCare.net Software is not developed for use on a Client Web Site, then the foregoing license shall constitute a nonexclusive, non-transferable license to use the XCare.net Software on one or more computers in object code version only for Client's internal business needs. Client may grant a sublicense to a third party that Client engages to host the Client Web Site, provided, that such third party agrees in writing to be bound by the license and confidentiality restrictions set forth in this Agreement. Client is prohibited from duplicating and/or distributing any XCare.net Software without the prior written consent of XCare.net; provided, however that Client may copy the XCare.net Software only as needed for reasonable ordinary backup or disaster recovery procedures. All registered users shall be granted permission to access the software from as many locations as are necessary.

            Client is granted rights to modifications and updates to the XCare.net internal software product updates as they apply specifically to the application created for Client. This excludes enhancements to products that do not directly correlate to the application created for Client. New products created after the delivery of the Client application are also excluded. Adaptations to the XCare.net product(s) so that they are customized for Client shall incur additional costs.

      3.3. License to XCare.net. Client grants XCare.net a non-exclusive license (i) to use, copy, and modify the Content in connection with XCare.net's performance of the Development Services, and (ii) to use, copy, modify, distribute and display server usage data and statistics generated by the XCare.net Software.

      3.4. Supporting Documents. Each party agrees to execute any additional documents deemed reasonably necessary to effect and evidence the other party's rights with respect to the intellectual property elements set forth above.

      3.5. No Reverse Engineering. All rights not expressly granted hereunder are reserved by XCare.net. Without limiting the foregoing, Client may not reverse engineer, reverse assemble, decompile or otherwise attempt to derive the source code from the XCare.net Software.

      3.6. Proprietary Notices. All copies of the XCare.net Software and other XCare.net supplied materials used by Client shall contain copyright and other proprietary notices in the same manner in which XCare.net incorporates such notices in the XCare.net Software or in any other manner requested by XCare.net. Client agrees not to remove, obscure or obliterate any copyright notice, trademark or other proprietary rights notices placed by XCare.net on or in the XCare.net Software.

      3.7. Support of the Client and XCare.net Software. Should XCare.net, or an organization acquiring, merging with, or succeeding XCare.net in any way, decide to cease supporting the Client software or XCare.net software, then client will have a twelve (12) month option to either
            (i) request the source code for the software out of escrow (see Attachment 5 Escrow Agreement) so Client can arrange for the support of the software on their own or (ii) replace the software with a similar or like application from XCare.net or the successor organization at no additional license fee (a reasonable implementation fee can be charged).

4.    PAYMENT

      4.1. Development Services. In consideration for the performance of the Development Services, Client shall pay to XCare.net the rates as set forth in Attachment 2 Schedule of Work and Fees. In the event that XCare.net renders services at Client's location, Client shall pay the reasonable travel, living and related expenses for XCare.net personnel rendering services at Client's location. All services hereunder shall be rendered on a per-project basis; provided, however, that in the event that the parties agree that any services hereunder will be rendered on a time and materials basis with a budget not to be exceeded, all work will be billed at XCare.net's standard hourly rates, which may be revised from time to time by XCare.net, in its sole discretion, upon written notice to Client. For time and materials billing, amounts set forth in the applicable Schedule represent an estimate of the hours required to complete the work outlined in such Schedule; in the event that actual hours incurred to complete the work exceed those included in the budget XCare.net will notify Client, and the budget will be revised with additional agreed upon hours billed at XCare.net's standard hourly rates. All time and materials billings will be made biweekly.

      4.2. Maintenance Services. Maintenance services will be provided according to Attachment 3 Maintenance Services.

      4.3. Hosting, Services. If the parties have entered into a XCare.net Hosting Services Agreement, Client shall pay XCare.net the amounts set forth in said Hosting Services Agreement. Attachment 7 Hosting Agreement.

      4.4. Taxes. In addition to the fees due as specified above, Client shall pay any and all federal, state and local sales, use, value added, excise, duty and any other taxes of any nature assessed upon or with respect to the license granted hereunder, arising from this Agreement, except that taxes on XCare.net's income shall be the sole responsibility of XCare.net.

      4.5. Payments. All payments made pursuant to this Agreement shall be made in U.S. Dollars are due thirty (30) calendar days from the date of invoice. Late payments shall bear interest at one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is less.

5.    LIMITED WARRANTY

      5.1. Software Warranty. Subject to the limitations set forth in this Agreement, XCare.net war-rants only to Client that the XCare.net Software and Client Software furnished hereunder when properly installed, properly used and unmodified by Client, will substantially conform to the functional specifications set forth in Attachment 5 List of Acceptance Criteria. XCare.net's warranty shall extend for a period of one hundred five (105) calendar days from the date that the final deliverables specified in each Schedule are accepted by the Client ("Warranty Period"). XCare.net's sole responsibility under this Section 5.1 shall be to take reasonable precautions and will apply testing procedures to assure that the Vendor Systems (EMR and other) and the Developed Systems (XCare.net) are free from material reproducible programming errors and defects in workmanship and materials, and that the Developed Systems will conform in all material respect to the specifications therefore. If material reproducible programming errors are discovered in the Developed Systems, XCare.net shall promptly remedy them at no additional expense to Customer. XCare.net will obtain a substantially similar warranty from the Vendor Systems and if material reproducible programming errors are discovered in the Vendor Systems, XCare.net and System vendor will promptly remedy them at no additional expense to Customer. All warranty claims not made in writing or not received by XCare.net within the Warranty Period shall be deemed waived. XCare.net's warranty obligations are solely for the benefit of Client, who has no authority to extend or transfer this warranty to any other person or entity.

      5.2. XCARE.NET DOES NOT WARRANT THAT THE USE OF THE CLIENT SOFTWARE AND THE XCARE.NET SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE OR THAT THE SPECIFICATIONS WILL MEET ANY OF CLIENT'S REQUIREMENTS OTHER THAN THE EXPRESS WRITTEN REQUIREMENTS SET FORTH IN ATTACHMENT 5 - LIST OF ACCEPTANCE CRITERIA. EXCEPT FOR THE EXPRESS WARRANTIES STATED ABOVE, XCARE.NET DOES NOT MAKE ANY WARRANTY AS TO THE XCARE.NET SOFTWARE OR THE SERVICES PROVIDED HEREUNDER

            OR THE RESULTS TO BE OBTAINED FROM USE OF THE XCARE.NET SOFTWARE. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, THE XCARE.NET SOFTWARE IS USED AND THE SERVICES ARE PROVIDED ON AN "AS-IS" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INTERNET OR USE OF INFORMATION IN CONNECTION WITH THE SOFTWARE.

6.    INTELLECTUAL PROPERTY INDEMNIFICATION

      6.1.  XCare.net.

            6.1.1. Indemnification. XCare.net, at its own cost and expense, shall defend Client and its officers and directors, against a claim that the XCare.net Software or Client Software infringes a third-party United States copyright or trade secret, and shall pay any settlements entered into or damages awarded against Client, or its officers and directors, to the extent related to such claim, provided that (i) Client notifies XCare.net promptly in writing of the claim; (ii) XCare.net has the sole control of the defense and all related settlement negotiations; and (iii) Client provides XCare.net with all reasonably necessary assistance, information, and authority to perform the foregoing at XCare.net's expense.

            6.1.2. XCare.net shall have no liability for any claim of
                   infringement based on (i) use by Client of other than the current update of the XCare.net Software or Client Software if the infringement would have been avoided by uses of the current update; (ii) modifications, adaptations or changes to the XCare.net Software or Client Software not made by XCare.net; (iii) the combination or use of the materials furnished hereunder with materials not furnished by XCare.net if such infringement would have been avoided by use of the XCare.net materials alone; or (iv) use or incorporation of Content or Modified Content. In the event the XCare.net Software is held to, or XCare.net believes is likely to be held to, infringe the intellectual property rights of a third party, XCare.net shall have the right at its sole option and expense to (i) substitute or modify the XCare.net Software or Client Software so that it is noninfringing and qualitatively and functionally equivalent to the XCare.net Software or Client Software; (ii) obtain for Client a license to continue using the XCare.net Software or Client Software; or if neither (i) nor (ii) is commercially reasonable, XCare.net shall have the fight to terminate this Agreement immediately upon written notice to Client, and XCare.net shall make payment to Client of an amount equal to the fees paid for the XCare.net Software or Client Software, pro-rated over a three
                   (3) year period commencing on the Effective Date. This
                   Section 6.1 sets forth Client's sole and exclusive remedy and XCare.net's sole liability for intellectual property infringement by XCare.net.

      6.2.  Client.

            6.2.1. Client hereby represents and warrants to XCare.net that (i)
                   Client has secured all necessary consents, permissions, clearances, authorizations and waivers for the use of Content or Modified Content, including without limitation, all text, pictures, audio, video, logos and copy contained in all Content or Modified Content; (ii) the use of Content as contemplated herein shall not infringe the copyright, trademark or other intellectual property rights of any party, or constitute defamation, invasion of privacy, or the violation of any right of publicity or any other right of any party; and (iii) Client has complied and shall comply with all legislation, rules and regulations regarding Content.

            6.2.2. Client shall indemnify and hold harmless XCare.net, its directors, officers, parent company, and affiliates, from any and all liability, costs and expenses (including attorney's fees) arising in connection with any third party claim or action brought against XCare.net, or any of its directors, officers, parent company, and affiliates, relating to Content or Modified Content, provided (i) XCare.net notifies Client promptly in writing of such claim, (ii) Client has the sole control of the defense and all related settlement negotiations, and (iii) XCare.net provides Client with all reasonably necessary assistance, information and authority to perform the foregoing at Client's expense.

7.    LIMITATIONS ON LIABILITY

      THE MAXIMUM LIABILITY OF XCARE.NET OR CLIENT, ITS DIRECTORS, OFFICERS, PARENT COMPANY, AND, AFFILIATES, TO CLIENT FOR DAMAGES RELATING TO XCARE.NET'S FAILURE TO PERFORM SERVICES HEREUNDER SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL FEES PAID BY CLIENT TO XCARE.NET WITH RESPECT TO SUCH SERVICES, EXCEPT THAT NO SUCH LIMITATION SHALL APPLY TO SECTION 6.1.1, SECTION 9 OR SECTION 3.1. EXCEPT IN THE EVENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL XCARE.NET, ITS DIRECTORS, OFFICERS, PARENT COMPANY, AND AFFILIATES, LICENSORS, AND SUPPLIERS, BE LIABLE FOR ANY LOST DATA OR CONTENT, LOST PROFITS, BUSINESS INTERRUPTION OR FOR ANY INDIRECT, INCIDENTAL. SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THE SOFTWARE OR THE SERVICES PROVIDED HEREUNDER, EVEN IF XCARE.NET HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

8.    TERM AND TERMINATION

      8.1. Term. Subject to this Section 8, the term of this Agreement shall commence on the Effective Date and continue until terminated by either party pursuant to Section 8.2 or 8.3 below.

      8.2. Termination for Cause. This Agreement may be terminated by either party in the event of (i) any material default in, or material breach of, any of the terms and conditions of this Agreement by the other party, which default continues in effect after the defaulting party has been provided with written notice of default and thirty
            (30) calendar days to cure such default; (ii) the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to either party of its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, that authorizes the reorganization or liquidation of such party or its debt or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; (iii) either party's consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; or (iv) either party's making a general assignment for the benefit of creditors; or either party's becoming insolvent; or either party taking any corporate action to authorize any of the foregoing.

      8.3. Termination for Convenience. This Agreement may be terminated by either party upon ninety (90) days advance written notice.

      8.4. Effect of Termination. If this Agreement is terminated by XCare.net under Section 8.2, while XCare.net is performing any Development Services for Client hereunder, Client shall immediately pay XCare.net the total fees associated with such incomplete project, as well as all amounts due and owing for any projects already completed by XCare.net hereunder or for any third-party products or services purchased by XCare.net in Client's behalf. If the Agreement is terminated under Section 8.3 while XCare.net is performing any Development Services or other services for Client hereunder, Client shall pay XCare.net all fees due and owing up to the effective date of such termination. The foregoing shall be without limitation to XCare.net's rights and remedies under this Agreement.

      8.5. Survival. Sections 3, 5, 7, 8, 9 and 10 shall survive any termination or expiration of this Agreement; provided, however, that if this Agreement is terminated by either party pursuant to Section
            8.2 above, then Section 3.2 and 3.3 shall not survive.

9.    CONFIDENTIALITY

      9.1. Confidential Information. Each party acknowledges that, in connection with the performance of this Agreement, it may receive certain confidential or proprietary technical and business information and materials of the other party ("Confidential Information").

            XCare.net agrees to obtain prior written consent from Asthma Management before releasing any client-specific data/statistics, including but not limited to the server usage reports. Asthma Management owns all of the data that flows through the XCare.net applications and servers.

      9.2. Confidentiality. Each party hereby agrees: (i) to hold and maintain in strict confidence all Confidential Information of the other party and not to disclose it to any third party; and (ii) not to use any Confidential Information of the other party except as permitted by this Agreement or as may be necessary to perform its obligations under this Agreement. Each party will use at least the same degree of care to protect the other party's Confidential Information as it uses to protect its own Confidential Information of like importance, and in no event shall such degree of care be less than reasonable care.

      9.3. Exceptions. Notwithstanding the foregoing, the parties agree that Confidential Information will not include any information that: (i) is or becomes generally known or is or becomes part of the public domain through no fault of the other party, (ii) the first party authorizes to be disclosed; (iii) is rightfully received by the other party from a third party without restriction on disclosure and without breach of this Agreement; or (iv) is known to the other party on the Effective Date from a source other than the first party, and not subject to a confidentiality obligation.

      9.4. Injunctive Relief Each party acknowledges that any breach of the provisions of this Section 9 may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that the other party will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section 9.

10.   GENERAL PROVISIONS

      10.1. Force Majeure. In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any event beyond the control of the affected party including, but not limited to, natural disaster, acts of God, actions or decrees of governmental bodies or failure of communication lines (a "Force Majeure Event"), the party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

      10.2. Notice. All notices, demands, requests or other communications required or permitted under this Agreement will be deemed given when
            (i) delivered personally; (ii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a commercial overnight carrier, with written verification of receipt.

      10.3. Waiver. Waiver of any breach or failure to enforce any term of this Agreement shall not be deemed a waiver of any breach or right to enforce which may thereafter occur. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

      10.4. Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the parties will substitute a new enforceable provision of like economic intent and effect.

      10.5. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes thereto, shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of law principles.

      10.6. Assignment. Neither party shall have the right to assign this Agreement without the prior written consent of the other party; provided, that either party shall have the right to assign this Agreement to any person or entity that acquires or succeeds to all or substantially all of such party's business or assets upon written notice to the other party.

      10.7. Publicity. Within a time frame mutually agreed upon by the parties, the parties shall mutually agree on a joint press release announcing the existence of this Agreement. Neither party will use the other party's name, domain name, logo, trademark or service mark in advertising or publicity without obtaining the other party's prior written consent; provided, however, that XCare.net shall have the nonexclusive right and license to use Client's name and Client Web Site name, including the URL (Uniform Resource Locator) thereto, as a Client reference, and as part of XCare.net's client portfolio. XCare.net shall also have the right to display its name and logo, as well as a link to the XCare.net site, on the Client Web Site(s), and to receive credit as the developer of the Client Web Site(s), (collectively, the "Credit"). Such Credit shall appear on the "home page" of the Client Web Site(s) in a position that provides reasonable and appropriate visibility to XCare.net in light of industry standards and Client's requirements.

      10.8. Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

10.9. Headings. Section headings contained in this Agreement are inserted for convenience or reference only, shall not be deemed to be a part of this Agreement for any other purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

10.10. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

10.11. Independent Contractors. The relationship of the parties hereunder shall be that of independent contractors. Nothing herein shall be construed to constitute a partnership between or joint venture of the parties, nor shall either party be deemed the agent of the other or have the right to bind the other in any way without the prior written consent of the other.

10.12. Mediation. Any Dispute that the Parties are unable to resolve through informal discussions or negotiations will be submitted to non-binding mediation, which will be held in New York, New York. The Parties will mutually determine who the mediator will be from a list of mediators obtained from the AAA office located in New York, New York. If the Parties are unable to agree on the mediator, the mediator will be selected by the AAA.

10.13. Arbitration. Any Dispute that the Parties are unable to resolve through mediation pursuant to Section 10.12 will be submitted to arbitration in accordance with the following procedures:

        10.13.1. Demand for Arbitration; Location. Either Party may demand arbitration by giving the other Party written notice to such effect which notice will describe, in reasonable detail, the facts and legal grounds forming the basis for the filing Party's request for relief and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by that Party. The arbitration will be held before one neutral arbitrator in New York, New York.

        10.13.2. Identification of Arbitrator. Within thirty (30) calendar days after the other Party's receipt of such demand, the Parties will mutually agree upon an arbitrator. If the parties are unable to agree on the arbitrator within that time period, the arbitrator will be selected by the AAA. The arbitrator will have a background in, and knowledge of, the information technology services. If a person with such industry experience is not available, the arbitrator will be chosen from the large and complex case panel or, if an appropriate person is not available from such panel, the retired federal judges pool.

        10.13.3. Conduct of Arbitration. The arbitration will be governed by the Commercial Arbitration Rules of the AAA, except as expressly provided in this Section 10.13. However, the arbitration will be administered by an organization mutually agreed to in writing by the Parties. If the Parties are unable to agree upon the organization to administer the arbitration, it will be administered by the AAA under its procedures for large and complex cases. Pending the arbitrator's determination of the merits of the Dispute, either Party may apply to any court of competent jurisdiction to seek injunctive or other extraordinary relief.

        10.13.4. Scope of Discovery. Discovery will be limited to the request for and production of documents, depositions and interrogatories. Interrogatories will be allowed only as follows: a Party may request the other Party to identify by name, last known address and telephone number (i) all persons having knowledge of facts relevant to the Dispute and a brief description of that person's knowledge, (ii) any experts who may be called as an expert witness, the subject matter about which the expert is expected to testify, the mental impressions and opinions held by the expert and the facts known by the expert (regardless of when the factual information was acquired) which relate to or form the basis for the mental impressions and opinions held by the expert and (iii) any experts who have been used for consultation, but who are not expected to be called as an expert witness, if such consulting expert's opinions or impressions have been reviewed by an expert witness. All discovery will be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the Parties cannot agree will be submitted to the arbitrator for determination.

        10.13.5. Authority of Arbitrator. In rendering an award, the arbitrator will determine the rights and obligations of the Parties according to the substantive and procedural laws of the State of New York. The arbitrator will not have authority to award damages in excess of the amount or other than the types allowed by Section 5.2, except in the case of gross negligence or willful misconduct, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement, except in the case of gross negligence or willful misconduct.

        10.13.6. Joinder of Parties. Each of Vendor and Customer agree that it will use commercially reasonable efforts to join (and will allow the other Party to join) any Third Party that the Parties have agreed is indispensable to the arbitration. If any such Third Party does not agree to be joined, the arbitration will proceed nonetheless.

        10.13.7. Award. The decision of, and award rendered by, the arbitrator will be final and binding on the Parties. Upon the request of a Party, the arbitrator's award will include written finding of fact and conclusions of law. Judgement on the award may be entered in and enforced by any court of competent jurisdiction. Each Party will bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

10.14. Exclusive Remedy. Other than those matters involving injunctive or other extraordinary relief or any action necessary to enforce the award of the arbitrator, the Parties agree that the provisions of this Article 10 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the provision of the Services by Vendor. Nothing in this
        Article 10 prevents the Parties from exercising their rights to terminate this Agreement in accordance with Article 8.

10.15. Jurisdiction. All disputes arising out of or relating to this Agreement shall be submitted to the non-exclusive jurisdiction of the state and federal courts encompassing New York, New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto.

                                  ATTACHMENT 2

                            SCHEDULE OF WORK AND FEES

This Schedule describes Services to be provided by XCare.net to Client under this Professional Services Agreement dated September 9, 1999.

1.      DESCRIPTION OF WORK

        1.1.    Phase I - Development of Beta Website Version 1.0

                In order to enable Client to test the content of the Standard of Care document, XCare is developing a Beta website. In conjunction with this deliverable, XCare with Client is analyzing the functional requirements laid out in the Standard of Care document. The project team will evaluate the feasibility of either selecting/licensing/customizing a web-based EMR package that meets Client's functional requirements or custom building an application that technologically enables the remaining functionality within the Standard of Care document. The major activities to complete these tasks are as follows (see attached project plan for more detail):

                   A.  Analyze Functional Requirements

                   B.  Database Design

                   C. Define the network architecture for Client and the physician offices

                   D. Define hardware architecture for Client and the physician offices

                   E. Questionnaire Content Development - the functionality in release 1.0 of the Beta site includes the following cross references from the List of Acceptance Criteria:

                       o    Criteria Numbers: 2, 22, 32, 33, 34, 35, 36, 37, 39,
                            40, 44, 45, 46, 48, 49, 50, 63, 67

                   F.   Selection of Bulletin Board (threaded discussion)
                        Software

                   G.   Hosting of Interim Marketing Website

                   H.   Implementation Plan for version 2.0 Beta Site

                   TOTAL ESTIMATED HOURS = [*] HOURS

                   TOTAL ESTIMATED COST = $240K - $270K

                PAYMENT SCHEDULE

                The contract is based on a not to exceed time and materials budget based on the functionality specified above. The payment schedule will be based on the following timeline for Phase I:

                     o    20% upon signing the contract

                     o    40% Dec. 31, 1999

                     o    30% Jan. 31, 2000

                     o    10% Feb. 15, 2000


* Confidential treatment requested

        1.2.    Phase Ia - Development of Beta Website Version 2.0

                In order to enable Client to test the content of the Standard of Care document, XCare is developing a beta website. In conjunction with this deliverable, XCare is also selecting a web-based EMR package that meets Client's functional requirements. The major activities to complete these tasks will be further defined and outlined in an addendum to this document.

        1.3.    Phase II - Final Site Integration/Implementation

                Applications/partnerships that have not been defined specifically will be incorporated into the architecture based on the type of service. Mutually agreed upon requirements for these applications will be developed and implemented by March 31, 2000. The major activities to complete these tasks will be further defined and outlined in an addendum to this document.

2.      FEE SCHEDULE:

        Our approach is highly structured which provides our clients with detailed costing estimates throughout the project. For time and materials projects, XCare.net billing rates are $150/hr and payable upon completion of the agreed upon milestone activities. Travel expenses associated with the project will be billed separately.

        There will be no hosting charges made for XCare.net to host the interim marketing site, the branded interim marketing site, and the beta web site through Dec. 31, 1999.

3.      XCARE.NET AND CLIENT CONTACTS ASTHMA MANAGEMENT CORPORATION

        Bob Smoler      CEO                                  203/341-0798
        Anna Wong       Chief Operating Officer              718/229-0821
        XCARE.NET

        Jon Wisda       V.P. Product Development             303/488-2019 x238
        Debbie Daufeldt Director, Solution Architecture      303/488-2019 x259

XCARE.NET                               "CLIENT"


By:                                     By:
   ----------------------------------      ----------------------------------


-------------------------------------   -------------------------------------
Printed Name                            Printed Name


-------------------------------------   -------------------------------------
Title                                   Title


-------------------------------------   -------------------------------------
Date                                    Date

                                  ATTACHMENT 3

                              MAINTENANCE SERVICES

In consideration of payment of the annual Maintenance Fee(s) set forth in this Attachment, Customer agrees to purchase, and XCare.net agrees to provide Customer on an annually renewable basis with software maintenance services for XCare.net and Client software as follows:

A.   Any and all content updates to the Client website;

B.   Any and all updates to the Documentation issued by XCare.net; and

C. Remote diagnostic support (including dial-up capabilities) regarding XCare.net and Client software to include error analysis and, where possible, correction services, twenty-four (24) hours per day, seven (7) days per week. Any on-site assistance which Customer may request and which is provided by XCare.net, which, in XCare.net's reasonable opinion, is not necessary to determine the nature and resolution of any problems Customer may have with XCare.net shall be provided by XCare.net at its then-current rates. If Customer notifies XCare.net that it suspects a material error in the program logic of XCare.net or in the Documentation, XCare.net shall make all reasonable efforts to confirm the existence of the error and correct it. If the parties mutually determine that no such error exists, Customer agrees to pay XCare.net for its services at XCare.net's hourly rates then in effect and to reimburse XCare.net for any and all reasonable travel and living expenses incurred by XCare.net in rendering such services. XCare.net will use its Severity Designations in effect from time to time to provide remote diagnostic support. A current copy of Severity Designations are attached.

D. XCare.net's providing Customer with maintenance services as described in this Attachment shall automatically continue, on an annual basis, unless either party shall give written notice to the other that it desires not to renew such maintenance services. The parties agree that such written notice shall be remitted for receipt by the other no less than ninety (90) days prior to the end of the then-current annual maintenance period.

PAYMENT                   ESTIMATED                                                 ESTIMATED
TRIGGERING EVENT          TIME FRAME           PERCENTAGE DUE                       AMOUNT DUE
----------------          ----------           --------------                       ----------
Final Acceptance or       February, 2000       1/12 of total payment to be made    25% of final
commencement of                                on a monthly basis during the        application
Live Production                                Year of maintenance services.        development fee.
Environment
("Acceptance")

First and Subsequent      Annually             1/12 of Annual Maintenance           25% of Total
Anniversaries of          Thereafter           Fee                                  application
Acceptance                                                                          development fee

                                  ATTACHMENT 4

                             ARCHITECTURAL PLATFORM

XCARE.NET OUTSOURCING SERVICES

XCare.net relies on a redundant frame network to support Extranet capabilities with its customers. XCare.net's systems architecture is built on a multitiered fully redundant architecture using UNIX as the base operating

XCare.net Frame Network
Asthma Management Co.

                                  [FLOW CHART]


system. Xcare.net will commence full web outsourcing operation operations in 1999 from its main hosting facility located in Albuquerque, New Mexico. Plans to co-locate the web services to another area in 2000 are currently underway.

Xcare.net uses virtual servers to present a single address for a group of real servers and load-balance service requests between real servers in a site. Real servers are actual host machines with unique IP addresses that provide TCP/IP and WWW services to the network. This physical network design facilitates the expansion of the network for future growth. Systems may be added to help manage resources where required.

XCARE.NET NETWORK ARCHITECTURE DESIGN

                                   [DIAGRAM]

Attachment 5 -- List of Acceptance Criteria

                                                              Original
                                                            Standard of            In Beta IT
                                                          Care (versions 1       System (release
AMC Desired IT Functions                                   and 2), page #         1.0, 12/9/99)      Beta release 2.0
------------------------                                   --------------         -------------      ----------------
2.  Search the IT system for possible patient records             6                       X

4.  Enter "mini-registration" data (pt. registration
    via website -- need security functions)                       6

5.  Lookup insurance information                                  7

6.  Input the appointment into the scheduling system              7

7.  Determine Encounter Package Code                              8                                           X

9.  Patients "pre-register" via the Internet                      8

11. Assign temporary medical record number or password
    or other alternative allowing patient to enter
    pre-registration, intake and survey data via the internet     8

12. Pre-populate "introductory" letters                           8                                           X

14. Create and print the "Scheduling Pull List Report"            8

15. Search for the "mini-registration" from last name
    and first name                                                10

17. Encounter screen (need to spec)                               10                                          X

18. Use scanning to store images                                  11

20. Assign tickler flag in the IT system to track
    missing referrals                                             11

21. Trigger a notification to the patient if a valid
    referral is not received within five business days            11

22. Intake screens:

22a. Demographics                                                 13                      X

22b. Communication                                                13                      X

22c. Parental Consent                                             14                      X

22d. Emergency Contact                                            14                      X

22e. Appointment Preference                                       14

22f. Insurance Coverage                                           15                      X

22g. Coordination of Benefit                                      16                      X

22h. PCP                                                          16                      X

22i. Referring Physician                                          17                      X

22j. Consult Letter                                               17                      X

22k. Pharmacy                                                     18                      X

22l. Outreach                                                     18                      X

25. Research flag screen                                          20                                          X

26. Check the patient's record to see if flagged for
    a research study or clinical trial                            20                                          X

27.1. Research screen                                             20                                          X

27. Search the research screen using "name of study"
    and "number of study"                                         20                                          X

28. Create a new "encounter package code" for modified workflow   20

29. Create a new "protocol template" for modified protocol        20

30. Scan the signed consent form into the selected IT system      20

32. Symptoms screen (includes cough, shortness of breath,
    allergy, sleep apnea)                                      22 - 25                    X

33. Trigger Factors screen (includes smoking history,
    occupational history)                                      26 - 28                    X

34. Environmental Assessment screen                               28                      X

ATTACHMENT 5 -- LIST OF ACCEPTANCE CRITERIA

                                                                            Original
                                                                          Standard of          In Beta IT
                                                                        Care (versions 1     System (release
AMC Desired IT Functions                                                 and 2), page #       1.0, 12/9/99)      Beta release 2.0
------------------------                                                 --------------       -------------      ----------------
116.     Graph peak flow rate over time and to send alerts to Nurse
         Educator if patient reaches critical value                            72

117.     Display the exact pharmacotherapy regimen based on the
         patient's zone" (the "action box")                                    72

118.     Enter information on encounter type details and interactions
         with the patients                                                     72

119.     Track response time and escalation procedures                         72

120.     Send patient-specific asthma literature via e-mail                    72

121.     Link with other asthma websites                                       72

122.     Send a Patient Satisfaction Survey either via mail or e-mail          72

126.1.   Patient Assessment screen                                          77 - 79                                X

126.     Asthma education first follow up visit screen (Anna to merge
         with #127 and 145)                                                  79 - 81                               X

127.     Asthma education second follow up visit screen                      81 - 83           included in
                                                                                                  #126

129.     Track return visits with a tickler system                             84

130.     Track patient's adherence against established protocols               84

131.     Display longitudinally over time key clinical indicators
        (Anna to design)                                                       84                                   X

132.     Track any deviance from the protocol                                  84

133.     Highlight and flag missing data                                       84

134.     List all the services rendered chronologically on a summary
         screen                                                                84

135.     Triage incoming calls using an interactive voice response (IVR)
         system                                                                87

136.     Transfer urgent calls to the on-call nurse                            87

137.     Allow patients to request / schedule their appointment via the AMC
         website                                                               87

138.     Scheduling on-line-> checks appointment preference, checks physician availability, gives appointment using time-adjusted staggering schedule, and alerts the receptionist if the patient
         needs a referral                                                      87

139.     Send reminder letters                                                 88

145.     Asthma Education All Subsequent Visit screen                        89 - 91           included in
                                                                                                   #126

146.     Ability for users to customize the display of the screen

147.     Datawarehouse                                                                                             X

148.     IVR for peak flow input

149.     Biometric security                                                                                         X


ATTACHMENT 5 - LIST OF ACCEPTANCE CRITERIA

                                                                                Original
                                                                               Standard of          In Beta IT
                                                                            Care (versions 1    System (release
AMC Desired IT Function                                                      and 2), Page #       1.0, 12/9/99)    Beta release 2.0
-----------------------                                                     ----------------    ---------------    ----------------
79. Check billing information to collect fees, co-payment,                          68
deductibles, coinsurance and/or any outstanding balances

80. Scan patient's check(s) that are collected                                      68

81. Electronically transfer funds                                                   68

82. Read Explanation of Benefits from insurance plan electronically                 68

84. Schedule follow-up appointments                                                 68

86. Red-line or addenda with date/time stamp for analysis (see                      68                                    X
Cerner functionality)

88. Accept voice recording                                                          68

89. Display educational videos                                                      68

90. Display diagrams of major body parts                                            68

91. Convert progress notes to appropriate CPT codes and ICD-9 codes                 68

92. Auto-populate HCFA-1500 form or superbill                                       68

93. Reconcile bills with completed visits on the scheduling system                  69

94. Print patient statements if the patient makes such a request at                 69
time of discharge

95. Generate secondary insurance claims                                             69

96. Select appropriate form during a print run                                      69

97. Automatic cycle billing                                                         69

98. EDI                                                                             69

99. Interface with General ledger                                                   69

100. User-defined adjustment codes                                                  69

100.1. Multiple tax IDs, insurance plan IDs with effective dates,                   69
servicing provider IDs, multiple locations

101. Add or remove patients on collections based on user-defined                    69
aging parameters

102. Track all communication events (same as #17)                                   69

104. Patient can e-mail Nurse Educator                                              70

104.1. Patient's phone messages to Nurse Educator are transcribed                   70
into e-mail

105. Post laboratory results in the e-mail box of their respective                  70
provider for electronic sign-off - the results go to the patient's chart

106. Display e-mail messages when the user is first logged onto the                 70
system - the results go to the patient's chart

107. Prioritize and color-code the incoming e-mails                                 70

108. Generate paging messages                                                       70

109. Track response time                                                            70

110. Follow escalation protocols                                                    70

112. Distribute messages based on a pre-determined workflow                         70

113. Electronic peak flow

114. Asthma diary screen                                                            71

115. Eletronic peak flow meter hooked to computer

115.1. Different color to highlight peak flow rate, consistent with                 71
patient's asthma action plan

ATTACHMENT 5 - LIST OF ACCEPTANCE CRITERIA

                                                                               Original
                                                                             Standard of         In Beta IT
                                                                           Care (versions 1    System (release
AMC Desired IT Functions                                                    and 2), page #      1.0, 12/9/99       Beta release 2.0
------------------------                                                   ----------------    ---------------     ----------------
35.  Past Medical History screen                                                   29                 X

36.  Asthma screen                                                                 35                 X

37.  Medication History screen (automatically display selection
     choices for pharmocotherapy)                                                  36                 X

39.  Quality of Life                                                               37                 X

40.  Compute total patient asthma scores - data will have to be
     extracted                                                                     38                 X

41.  Display patient asthma score history - data will have to be extracted (pg. 32 of Beta spec document - Anna to design
     report)                                                                       38                                     X

42.  Connect a spirometer to the application                                       40

44.  Spirometry screen                                                             40                 X

45.  Prints reports summarizing patient's answers to his/her survey's/
     questionnaires and spirometry measurements and graphs                       41-44                X

46.  Physical examination screen                                                   45                 X

48.  Skin test screen                                                              46                 X

48a. Skin test reminder (prick test for first visit...) - Anna to
     forward Std of Care document version 2                                        46

49.  Program Diagnostic algorithm                                                51-52

49a. Diagnosis screen                                                              50                 X

50.  Create a patient-specific asthma treatment plan (has pop-up
     pharmacotherapy screen)                                                     54-58                X

51.  Check whether this particular patient matches the selection
     criteria for any ongoing clinical trials/research studies                     53                                     X

52.  Assign the research flag to patients who match the selection
     criteria for any ongoing clinical trials/research studies                     53                                     X

53.  PDR reference                                                                 58

54.  Drug interactions (drug-drug, drug-food)                                      58

55.  Multiple formularies                                                          58

56.  Therapeutic substitutes                                                       58

63.  Asthma action plan screen                                                   59-63                X

64.  Assign a Nurse Educator to each patient (field containing drop-
     down with nurses' names for user to select from and populate field)           63                                     X

65.  Provide educational materials (Anna to build template)                        63

67.  Asthma education initial visit screen                                       64-65                X

71.  Print out instructions and directions to facilities to obtain
     various treatments                                                            67

72.  Fax orders to the appropriate provider                                        67

73.  Receive laboratory results electronically from laboratories                   67

74.  Route results to the respective physician                                     67

75.  Prioritize/rank laboratory results                                            67

76.  Print copies of the prescriptions                                             68

77.  Fax prescriptions to pharmacies                                               68

78.  Print consult letters (Anna to construct/design - letter plus
     current patient report attachment)                                            68                                     X

                           HOSTING SERVICES AGREEMENT

     This Hosting Services Agreement (the "Agreement") is entered into as of September 9, 1999 (the "Effective Date") by and between XCare.net, a Delaware corporation with offices at 6400 S. Fiddler's Green Circle, Englewood, CO 80111, ("XCare.net"), and Asthma Management Company, LLC, a Delaware limited liability corporation with offices at 17 Pequot Trail, Westport, CT 06880 ("Client").

     This Agreement includes the following schedules, which are incorporated herein by this reference:

     Schedule 1       Hosting Services Description and Pricing
     Schedule 2       Managed Services Option

     Any notice required or permitted under this Agreement will be in writing and delivered to the address set forth below, or to such other notice address as the other party has provided by written notice.

     THIS AGREEMENT, INCLUDING THE SCHEDULES LISTED ABOVE, CONSTITUTES THE COMPLETE AND EXCLUSIVE UNDERSTANDING OF THE PARTIES WITH REFERENCE TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PRIOR SALES PROPOSALS, NEGOTIATIONS, AGREEMENTS AND OTHER REPRESENTATIONS OR COMMUNICATIONS, WHETHER ORAL OR WRITTEN. IF THERE IS ANY CONFLICT BETWEEN THE TERMS AND CONDITIONS OF CLIENT'S PURCHASE ORDER (OR ANY OTHER PURCHASE OR SALES DOCUMENT) AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, THIS AGREEMENT SHALL CONTROL. THIS AGREEMENT MAY BE MODIFIED, REPLACED OR RESCINDED ONLY IN WRITING, AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF EACH PARTY.


AGREED:

XCare.net                               Client:
                                               ------------------------------

-------------------------------------   -------------------------------------

-------------------------------------   -------------------------------------

-------------------------------------   -------------------------------------


By:                                     By:
   ----------------------------------      ----------------------------------
(Authorized Signature)                  (Authorized Signature)


-------------------------------------   -------------------------------------
(Printed Name and Title)                (Printed Name and Title)

                      XCARE.NET HOSTING SERVICES AGREEMENT

1    XCare.net Obligations

1.1 XCare.net agrees to provide to Client the Services as described in Schedules attached hereto pursuant to orders placed by Client and accepted by XCare.net.

1.2 The initial service period for all orders for Services ("Initial Service Period") shall commence upon activation of the Services and remain in effect for a period of two years. If Client and XCare.net fail to agree on the terms to extend the Services past the Initial Service Period, the applicable Schedule for Services shall continue in effect on a month-to-month basis, until terminated by either Client or XCare.net as provided in Section 4 below.

1.3 The fees for Services are specified in Schedule 1 of this agreement. XCare.net will issue invoices ("Invoices") to Client for installation fees for Client's Services and other applicable nonrecurring and recurring fees covering the initial one month period. On a monthly basis, XCare.net will determine Client's actual usage which determination shall be subject to audit by Client. After the initial one month period, XCare.net will issue Invoices on a monthly basis to Client as specified in attached schedules.

2    Client's Obligations

2.1 Client shall pay XCare.net the amount specified in the Invoices, in U.S. Dollars, per the payment terms set forth in such invoices. Late payments shall bear interest at one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is less.

2.2 Client is solely responsible for all updates to Content (as defined below) on Server ("Server") as defined in the applicable Schedule). Client shall update Content on the Server by means of the Internet and an XCare.net provided secure account.

2.3 XCare.net shall not obtain any right, title to and/or interest in content, including but not limited to text, multimedia images (graphics, audio and video), software and other data (collectively "Content") provided by Client and installed by XCare.net or Client on the Server or developed for Client at Client's expense; however, XCare.net shall retain title to and all rights in all other intellectual property including, but not limited to, any know-how related to XCare.net-provided products or services such as the hardware, software or any other server technology.

2.3 Client acknowledges and agrees that use of the Services is subject to Client's compliance with the terms defined in XCare.net's Prohibited Uses of Products and Services Policy, attached hereto as Exhibit A, as amended from time to time. Violations of any of the terms of such policy shall constitute a breach hereunder and may result in termination of this Agreement by XCare.net.

2.4 Client is solely responsible for Content, including any subsequent changes or updates made or authorized by Client. Client warrants and represents that
Content: (i) does not infringe or violate the rights of any third party including, but not limited to, intellectual property rights (including but not limited to patents, copyrights, trademarks, trade secrets and rights of publicity); (ii) is not defamatory or obscene; and (iii) does not violate any other applicable law. XCare.net reserves the right (but shall have no obligation) to delete any material installed on a Server in an XCare.net facility or to disconnect Internet access of a Server which contains Content which XCare.net believes in good faith breaches any of these warranties. Any breach of these warranties by Client may result in termination of the Services.

2.5 Client acknowledges and agrees that Client assumes all risk related to the processing of transactions related to electronic commerce. XCare.net reserves the right to discontinue the Services to Client if either XCare.net believes in good faith that Client has violated the foregoing, or that Client's use of the Services poses a threat to the internal security of the XCare.net network, the Web hosting facility, other customers, or the Server.

2.6 Upon termination of either this Agreement or any applicable Schedule for Services, User must relinquish use of the Internet Protocol Addresses ("IP Addresses") or address blocks assigned to it in connection with the Services.

2.7 All equipment provided by XCare.net in connection with this Agreement shall remain the property of XCare.net.

3    Warranties and Indemnity

3.1 XCare.net makes no warranties of any kind with respect to Services and Products provided under this Agreement. XCARE.NET DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OTHER THAN THOSE EXPRESS WRITTEN PERFORMANCE AGREEMENTS MUTUALLY AGREED UPON. In any instance involving performance or nonperformance of Services and Products provided hereunder, Client's sole remedy shall be (a) in the case of Services, refund of a prorata portion of the price paid for Services which were not provided.

     3.1.1 Except as otherwise may be provided in this Agreement, credit for lost Services will be issued only for periods, calculated in fifteen (15) minutes increments, in excess of two (2) hours in a calendar month. One (8) hour services loss will be permitted in each 6 month service period to allow for potential catastrophic system disruption. Lost Services or "Downtime" is deemed to have occurred only if service becomes unusable by Client as a result of failure of XCare.net facilities, equipment, or personnel used to provide the Services, and only where the interruption is not the result of (a) negligence or other conduct of Client or its agents, including a failure or malfunction resulting from applications or services provided by Client or its agents, (b) failure or malfunction of any equipment or services not provided by XCare.net, (c) circumstances beyond the control of XCare.net, or (d) interruption due to scheduled maintenance, alteration, or implementation. All claims must be made within 60 days of the date of such lost Services.

3.2 EXCEPT IN THE EVENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN NO EVENT WILL XCARE.NET, IT'S SUBSIDIARIES OR ITS OR THEIR AGENTS, BE LIABLE TO CLIENT FOR ANY DAMAGES, INCLUDING LOST PROFITS, LOSS OF DATA, OR OTHER SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR ANY OTHER DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE PURCHASE, USE OR PERFORMANCE OF THE SERVICES EXCEPT THAT XCARE.NET AND CLIENT WILL ESTABLISH A PLAN FOR SAFEGUARDING CLIENT'S DATA AND XCARE.NET WILL BE LIABLE FOR DAMAGES FOR LOST DATA SHOULD THEY NOT FOLLOW THIS AGREED UPON PLAN. XCare.net will not be liable for any damages Client may suffer arising out of Client's use, or inability to use, the Services or related products. In no event shall XCare.net be liable for unauthorized access to Client's transmission facilities or Client premise equipment or for unauthorized access to or alteration, theft or destruction of Client's data files, programs, procedure or information through accident, fraudulent means or devices, or any other method except that XCare.net and Client will establish a plan for safeguarding Client's equipment, data files, and programs and XCare.net will be liable for damages associated with harm to Client's equipment, data files and programs should they not follow this agreed upon plan.

3.3 XCare.net's liability for damages to Client for any cause whatsoever, regardless of form of action, including negligence, shall not exceed an amount equal to the price of products and Services purchased by Client during the twelve month period preceding the event which caused the damages or injury; provided, however, that this limitation shall not apply to damages to Client for personal injuries or destruction of tangible personal property proximately caused by the negligence of XCare.net or damages caused by gross negligence or willful misconduct.

3.4 XCare.net will indemnify and hold Client harmless against any claim or demand by any third party that any hardware or software provided to Client hereunder, infringes any United States copyright or trade secret. Except for damages incurred by XCare.net caused by (a) proprietary rights infringement claims as provided for above, or (b) damages for personal injuries or destruction of tangible property proximately caused by XCare.net's negligence or damages caused by XCare.net's gross negligence or willful misconduct, Client agrees to indemnify and hold XCare.net harmless against any claim or demand by any third party due to or arising out of the use by Client of Services and related products provided hereunder.

3.5 Client will indemnify and hold XCare.net harmless against any claim or demand by any third party brought as a result of Client's violation of the XCare.net Prohibited Uses Policy or and third party claims Content provided by Client or by XCare.net at Client's request .

4.   Termination

4.1 Either party may terminate this Agreement by providing the other party with at least sixty (60) days notice prior to the end of the then current term.

4.2 Client may cancel or terminate this Agreement in the event of three (3) or more "service interruptions" in excess of four (4) hours duration during any thirty (30) day period, during the term of this Agreement. A "service interruption" is deemed to have occurred only if service becomes unusable by Client as a result of failure of XCare.net facilities, equipment, or personnel used to provide the Services, and only where the interruption is not the result of (a) negligence or other conduct of Client or its agents, including a failure or malfunction resulting from applications or services provided by Client or its agents, (b) failure or malfunction of any equipment or services not provided by XCare.net, (c) circumstances beyond the control of XCare.net, or (d) interruption due to scheduled maintenance, alteration, or implementation.

4.3 This Agreement may be terminated by either party in the event of (i) any material breach of, any of the terms and conditions of this Agreement by the other party, which default continues in effect after the defaulting party has been provided with written notice of default and thirty (30) days to cure such default; (ii) the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to either party of its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, that authorizes the reorganization or liquidation of such party or its debt or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; (iii) either party's consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; or (iv) either party's making a general assignment for the benefit of creditors; or either party's becoming insolvent; or either party taking any corporate action to authorize any of the foregoing.

4.4 In the event of termination by Client for any reason other than expiration of a service order or a service interruption as defined in subsection 4.2, Client agrees to immediately pay XCare.net as a cancellation fee all monthly recurring fees specified in the quote provided by XCare.net for such service order through the date of termination. Upon termination of this Agreement, Client must relinquish use of the Internet Protocol Addresses ("IP Addresses") or address blocks assigned to it in connection with the Services.

5.   General

5.1 Force Majeure. In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any event beyond the control of the affected party including, but not limited to, natural disaster, acts of God, actions or decrees of governmental bodies or failure of communication lines (a "Force Majeure Event"), the party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

5.2 Assignment. Neither party shall have the right to assign this Agreement without the prior written consent of the other party; provided, that either party shall have the right to assign this Agreement to any person or entity that acquires or succeeds to all or substantially all of such party's business or assets upon written notice to the other party.

5.3 Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the parties will substitute a new enforceable provision of like economic intent and effect.

5.4 Waiver. Waiver of any breach or failure to enforce any term of this Agreement shall not be deemed a waiver of any breach or right to enforce which may thereafter occur. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

5.5 Notices. All notices, demands, requests or other communications required or permitted under this Agreement will be deemed given when (i) delivered personally; (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a commercial overnight carrier, with written verification of receipt.

5.6 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes thereto, shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of law principles.

5.7 Mediation. Any Dispute that the Parties are unable to resolve through informal discussions or negotiations will be submitted to non-binding mediation, which will be held in New York, New York. The Parties will mutually determine who the mediator will be from a list of mediators obtained from the AAA office located in New York, New York. If the Parties are unable to agree on the mediator, the mediator will be selected by the AAA.

5.8 Arbitration. Any Dispute that the Parties are unable to resolve through mediation pursuant to Section 10.12 will be submitted to arbitration in accordance with the following procedures:

                5.8.1. Demand for Arbitration; Location. Either Party may demand arbitration by giving the other Party written notice to such effect, which notice will describe, in reasonable detail, the facts and legal grounds forming the basis for the filing Party's request for relief and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by that Party. The arbitration will be held before one neutral arbitrator in New York, New York.

                5.8.2. Identification of Arbitrator. Within thirty (30) calendar days after the other Party's receipt of such demand, the Parties will mutually agree upon an arbitrator. If the parties are unable to agree on the arbitrator within that time period, the arbitrator will be selected by the AAA. The arbitrator will have a background in, and knowledge of, the information technology services. If a person with such industry experience is not available, the arbitrator will be chosen from the large and complex case panel or, if an appropriate person is not available from such panel, the retired federal judges pool.

                5.8.3. Conduct of Arbitration. The arbitration will be governed by the Commercial Arbitration Rules of the AAA, except as expressly provided in this Section 10.13. However, the arbitration will be administered by an organization mutually agreed to in writing by the Parties. If the Parties are unable to agree upon the organization to administer the arbitration, it will be administered by the AAA under its procedures for large and complex cases. Pending the arbitrator's determination of the merits of the Dispute, either Party may apply to any court of competent jurisdiction to seek injunctive or other extraordinary relief.

                5.8.4. Scope of Discovery._Discovery will be limited to the request for and production of documents, depositions and interrogatories. Interrogatories will be allowed only as follows: a Party may request the other Party to identify by name, last known address and telephone number (i) all persons having knowledge of facts relevant to the Dispute and a brief description of that person's knowledge, (ii) any experts who may be called as an expert witness, the subject matter about which the expert is expected to testify, the mental impressions and opinions held by the expert and the facts known by the expert (regardless of when the factual information was acquired) which relate to or form the basis for the mental impressions and opinions held by the expert and
                        (iii) any experts who have been used for consultation, but who are not expected to be called as an expert witness, if such consulting expert's opinions or impressions have been reviewed by an expert witness. All discovery will be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the Parties cannot agree will be submitted to the arbitrator for determination.

                5.8.5. Authority of Arbitrator. In rendering an award, the arbitrator will determine the rights and obligations of the Parties according to the substantive and procedural laws of the State of New York. The arbitrator will not have authority to award damages in excess of the amount or other than the types allowed by Section 5.2, except in the case of gross negligence or willful misconduct, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement, except in the case of gross negligence or willful misconduct.

                5.8.6. Joinder of Parties. Each of Vendor and Customer agree that it will use commercially reasonable efforts to join (and will allow the other Party to join) any Third Party that the Parties have agreed is indispensable to the arbitration. If any such Third Party does not agree to be joined, the arbitration will proceed nonetheless.

                5.8.7. Award. The decision of, and award rendered by, the arbitrator will be final and binding on the Parties. Upon the request of a Party, the arbitrator's award will include written finding of fact and conclusions of law. Judgement on the award may be entered in and enforced by any court of competent jurisdiction. Each Party will bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

                5.8.8. Exclusive Remedy. Other than those matters involving injunctive or other extraordinary relief or any action necessary to enforce the award of the arbitrator, the Parties agree that the provisions of this Article 10 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the provision of the Services by Vendor. Nothing in this
                        Article 10 prevents the Parties from exercising their rights to terminate this Agreement in accordance with
                        Article 8.

5.9 Jurisdiction. All disputes arising out of or relating to this Agreement shall be submitted to the non-exclusive jurisdiction of the state and federal courts encompassing Denver, Colorado, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto.

5.10 Headings. Section headings contained in this Agreement are inserted for convenience or reference only, shall not be deemed to be a part of this Agreement for any other purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof

5.11 Independent Contractors. The relationship of the parties hereunder shall be that of independent contractors. Nothing herein shall be construed to constitute a partnership between or joint venture of the parties, nor shall either party be deemed the agent of the other or have the right to bind the other in any way without the prior written consent of the other.

5.12 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

5.13 Publicity. Client understands that Internet use, and related products and Services provided under this Agreement, may require registrations and related administrative reports which are public in nature. In addition Client agrees XCare.net may include its name and a description of the provided services as a reference or in client portfolios.

                                    EXHIBIT A
                      XCARE.NET PROHIBITED USES POLICY FOR
                           XCARE.NET HOSTING SERVICES

The following actions are defined by XCare.net as "system abuse" and are strictly prohibited under the XCare.net Hosting Services Agreement. The examples named in this list are not exhaustive and are provided solely for guidance to Clients using the XCare.net Hosting Services. If any Client is unsure of whether a contemplated use or action is permitted, it is Client's responsibility to determine the permitted use by contacting XCare.net via electronic mail at helpdesk@XCare.net. The following activities are expressly prohibited and could result in termination of a Client's XCare.net Hosting Services Agreement.


      GENERAL

        o Resale of XCare.net's products and services, unless specifically permitted and documented in a separate written agreement or the initial Client contract.

        o Using the facilities and capabilities of XCare.net or its services to conduct any illegal activity or other activity that infringes the rights of others.

        o Deceptive on-line marketing practices. The United States Federal Trade Commission has issued informative guidelines for proper on-line marketing schemes. For more information about the FTC guidelines review the Deception Policy Statement from the FTC.

        o Violations of intellectual property -- as legally protected by copyrights and licenses. This includes, but is not limited to, the installation or distribution of illegal, "pirated", or other software products that are not appropriately licensed by Client.

        o  Violations of privacy.

      SYSTEM AND NETWORK

        o Introduction of malicious programs into the network or Server (e.g. viruses, worms, Trojan horses, etc.).

        o Attempted or successful security breaches or disruption of Internet communication. Security breaches include, but are not limited to, accessing data of which Client is not an intended recipient or logging into a Server or account that Client is not expressly authorized to access.

        o Client may not execute any form of network monitoring (e.g. packet sniffer) which will intercept data not intended for Client Server.

        o Attempts to circumvent Client authentication or security of any host, network, or account ("cracking").

        o Attempts to interfere with or deny service to any user or any host (e.g. Denial of Service Attacks).

        o Use of any program/script/command, or sending messages of any kind, designed to interfere with a third party Clients terminal session, via any means, locally or via the Internet.

      BILLING

        o Furnishing false or incorrect data on the signup form, hosting agreement, or online hosting order application.

        o Attempts to circumvent or alter the processes or procedures to measure time, bandwidth utilization, or other methods to document "use" of XCare.net's products and services.


      MAIL

        o Sending unsolicited mail messages, including the sending of "junk mail" or other advertising material to individuals who did not specifically request such material (e.g. "spamming").

        o  Harassment, whether through language, frequency, or size of messages.

        o  Forging of mail header information to a third party.

        o Using the XCare.net or Client account to collect replies to messages sent from another provider, which violate these rules or those of the other provider.

        o Creating or forwarding "chain letters" or other "pyramid schemes" of any type.

      USENET NEWSGROUPS

        o Posting the same or similar message to large numbers of Usenet newsgroups.

        o  Posting chain letters of any type.

        o Posting encoded binary files to newsgroups not specifically named for that purpose.

        o  Cancellation or superseding of posted messages other than your own.

        o  Forging of header information.

        o Solicitations of mail for any other e-mail address other than that of the poster's account or service, with intent to harass or to collect replies.

      IRC (INTERNET RELAY CHAT)

        o Use of IRC scripts or programs that will interfere with or deny service to other clients on any Server or host.

        o Running or attempting to run any IRC robot or Server on equipment other than the equipment provided by XCare.net to the Client.

ADMINISTRATOR ACCOUNTS

      The following section details XCare.net's policy regarding administrator privileges with the products and services offered by XCare.net's Hosting Services Group. Clients utilizing XCare.net Hosting Services products and services, whether the Server is provided by XCare.net or is provided by the Client are subject to the following list of restrictions. The items in this list are not exhaustive and are provided solely for guidance to Clients using the XCare.net Hosting Services. If any Client is unsure of whether a contemplated use or action is permitted it is Client's responsibility to determine the permitted use by contacting XCare.net via electronic mail at helpdesk@xcare.net.

        o  Client may not change the IP address or name of the Server.

        o Client may not provide or share administrator privileges with individuals who have not reviewed and agreed to the terms of the XCare.net Hosting Services Agreement and the XCare.net Prohibited uses Policy for XCare.net Hosting Services.

                                   SCHEDULE 1

                HOSTING SERVICES DESCRIPTION AND PRICE SCHEDULE

In accordance with this agreement, XCare.net will provide the following services, resources and service features:

--------------------------------------------------------------------------------
        Server Configuration
--------------------------------------------------------------------------------
        Hardware

        XCare.net Hosting Provided Software

--------------------------------------------------------------------------------
        Data Center
--------------------------------------------------------------------------------
        XCare.net Data Center Operations

--------------------------------------------------------------------------------
        Bandwidth & Networking
--------------------------------------------------------------------------------
        An Intranet Connecting All Physician and Asthma Management Co. Offices To The Main Server and the Disaster Recovery Site.

--------------------------------------------------------------------------------
        Backup
--------------------------------------------------------------------------------
        Standard Data Services Back-up

--------------------------------------------------------------------------------
        Services
--------------------------------------------------------------------------------
        System Maintenance and Second Tier Support On a 24 by 7 Basis

--------------------------------------------------------------------------------


        Pricing                                          Setup Fee   Monthly Fee
        -------                                          ---------   -----------
TOTAL PRICING AS CONFIGURED ABOVE: *MINIMUM                $N/A       $[*]
Transaction Fee - $[*]/transaction**
Each additional 1Mbps of average bandwidth utilization      N/A        $N/A
Each additional 10GB of data backup                         N/A        $N/A

        *Minimum monthly hosting fee will apply regardless of transaction volume.

        **Transaction fee of $[*]/transaction: Fees will be re-evaluated after six months of usage.

* Confidential treatment requested

                                   SCHEDULE 2

                             MANAGED SERVICES OPTION


As the Managed Services portion of this Hosting agreement, XCare.net will provide server administration and management services that include but are not necessarily limited to:

        o  Performance/resource monitoring and proactive problem resolution

        o  Daily systems administration tasks

        o  Applying operating system enhancements and security patches

        o  Adding user accounts

        o  Configuring DSN's and database connections

        o  Managing DNS services

        o  Adding/configuring FTP services

        o  Installing security certification keys

        o  Minor software revision changes & application patches

        o  Conducting automatic log rotation

        o  Checking disk space

        o  Facilitating restore requests

In addition, XCare.net Hosting will provide 24x7 1st level response for recovering application related problems that have caused a complete outage to the Web Services. However, these issues may need to be escalated to the appropriate Application Development contact provided by the client for resolution.